Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, July 10, 2023

Dave Inc. Announces Appointment of Yadin Rozov to Board of Directors

LOS ANGELES – Dave Inc. (Nasdaq: DAVE), one of the nation’s leading neobanks, announced today the appointment of Yadin Rozov, a financial expert with deep experience in managing financial services firms and operating public companies, to its Board of Directors, effective July 6, 2023.

Mr. Rozov has previously served as a board member for banking, insurance, chemicals, and pharmaceutical companies. With over 20 years of experience in capital markets, corporate finance, investment banking, and investment management, Mr. Rozov’s guidance will support the Company in navigating the public financial markets and investor relations. Mr. Rozov was appointed after a deliberate search process conducted by Dave to add capital markets expertise and investor relations experience to the Company’s Board of Directors.

Dave Founder and CEO, Jason Wilk, said, “We are pleased to welcome Yadin to Dave’s Board of Directors at this pivotal time for Dave. With his appointment, we gain valuable capital markets expertise and insight.”

Mr. Rozov said, “I’m inspired by Dave’s mission to bring banking services to the people who aren’t served effectively by the current system. Jason and his team’s execution of responsible growth speak to the vision and capabilities of leadership, and I look forward to working with them.”

Separately, Tesa Aragones will be departing Dave’s Board of Directors, effective August 1, 2023. Following these changes, Dave’s Board of Directors will now be composed of Mike Pope, Andrea Mitchell, Dan Preston, Brendan Carroll, Yadin Rozov, and Jason Wilk.

About Yadin Rozov

Mr. Rozov is also the founder and Managing Partner of Terrace Edge Ventures LLC, and previously a Partner of GoldenTree Asset Management LLC, a leading global credit asset management firm. Additionally, he was a Partner and Managing Director at Moelis & Company, where he headed the Financial Institution Advisory Group. Mr. Rozov earned an M.Sc. in data science from Columbia University and a B.S. degree with highest honors in physics and materials engineering from Rutgers University.

About Dave:

Dave (Nasdaq: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. Dave partners with Evolve Bank & Trust, member FDIC. For more information about the company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com/ and follow @davebanking on Twitter.

Contact

Media Contact

Kira Sarkisian

press@dave.com